Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DAVITA ANNOUNCES AMENDMENT OF SUPPLY AGREEMENT

El Segundo, CA, August 28, 2006, DaVita Inc. (NYSE: DVA) announced today that it has entered into an amended and restated Alliance and Product Supply Agreement (the “Supply Agreement”) with Gambro Renal Products, Inc. (“GRP”) and Gambro AB. DaVita entered into the original Supply Agreement in conjunction with the closing of its acquisition of Gambro Healthcare, Inc. from a subsidiary of Gambro AB. DaVita had previously delivered to GRP a notice of termination of the Supply Agreement based in part upon GRP’s inability to supply certain products as a result of an import ban by the US Food and Drug Administration. The amendment and restatement of the Supply Agreement effectively revokes the termination notice, permits DaVita to obtain alternate supplies of the affected products during the import ban and for a period thereafter and, among other things, reduces DaVita’s purchase obligations under the Supply Agreement.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 42 states, as well as Washington, D.C. As of June 30, 2006, DaVita operated or provided administrative services to over 1,250 outpatient facilities serving approximately 100,000 patients.